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                      [LETTERHEAD OF GUTH CHRISTOPHER LLP]


                                  May 21, 2004


Superconductor Technologies Inc.
460 Ward Drive
Santa Barbara, California 93111-2310


Ladies and Gentlemen:

         This opinion is furnished to you in connection with the Registration Statement on Form S-3 (File No. 333-111818) as amended, including the prospectus supplements and prospectuses filed on April 29, 2004 and May 21, 2004 pursuant to Rule 424(b) promulgated under the Securities Act of 1933 (the "Act") that are part of the Registration Statement (collectively, the "Prospectuses"), filed by Superconductor Technologies Inc, a Delaware corporation (the "Company"), with the Securities and Exchange Commission ("Commission") under the Act, for the registration of shares of the Company's common stock, $0.001 par value per share (the "Shares").

         We have acted as counsel for the Company in connection with the issuance of the Shares.

         We have examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

         We express no opinion as to the laws of any jurisdiction other than the laws of the State of California, the Federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         Based on such examination and subject to the foregoing, we are of the opinion that the Shares of common stock have been duly authorized by the Company and when issued and delivered by the Company against payment therefore in accordance with the terms of the Underwriting Agreement dated May 20, 2004, the Shares will be validly issued, fully paid and non-assessable.

         This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect and may not be used, quoted or relied upon for any other purpose or by any other person or entity, without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to a Form 8-K which will be incorporated by reference to the above-referenced Registration Statement. In giving such consent, we do not believe that we are "experts" within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.


                                               Very truly yours,

                                               Guth|Christopher LLP